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                                                                    EXHIBIT 99.2



FOR IMMEDIATE RELEASE

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Contacts:
Theodore Gillette                   Richard Welch                   Heidi Hart
Chairman, President and CEO         Chief Financial Officer         Investor Relations
Vision Twenty-One, Inc.             Vision Twenty-One, Inc.         Vision Twenty-One, Inc.
727-545-4300 ext. 2103              727-545-4300 ext. 2118          727-545-4300 ext. 2124
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    VISION TWENTY-ONE ENTERS INTO A LETTER OF INTENT WITH AMERICAN SURGISITE
            -Also announces the addition of three eye care practices-

Largo, FL - September 21, 1998 - Vision Twenty-One, Inc. (Nasdaq: EYES), an eye care management company, today announced it has entered into a letter of intent to acquire substantially all the operating assets of American SurgiSite Centers, Inc. Vision Twenty-One also announced it has entered into letters of intent to acquire the operating assets and to enter into forty-year management agreements with two professional eye care practices. The Company has also entered into a letter of intent with a third eye care practice for interim consulting services with an option to acquire the operating assets of the practice and enter into a forty-year management agreement in April 1999.

American SurgiSite, led by Glenn deBrueys, Chief Executive Officer and Louis Sheffler, Chief Operating Officer is an ambulatory surgery center developer, management and consulting company located in New Jersey. The company's core competencies include creating operating efficiencies and maximizing productivity. The Company was founded in 1987, and its management has been involved in the development of over 100 ambulatory surgery centers throughout the world and currently has eight ambulatory surgery centers and a refractive surgery center under management in the states of New Jersey, New York and Pennsylvania. For the 1997-year end, American SurgiSite reported revenues of $4.7 million. The pending acquisition will result in American SurgiSite becoming a division of Vision Twenty-One and retention of the American SurgiSite management team.

Glenn deBrueys, CEO of American SurgiSite, stated, "We look forward to being a part of the Vision Twenty-One team. American SurgiSite has developed an excellent business model for the management of ambulatory and refractive surgery centers and we believe that the LADS model will complement all existing and future surgery centers within the company."

The pending professional eye care practice acquisitions include an ophthalmology practice with three clinic locations and a refractive surgery center, one ophthalmology clinic and three optometry clinic locations within retail optical centers all located within existing Local Area Delivery Systems, "LADS(R)".

Aggregate consideration for these acquisitions including exercise of the purchase option will be approximately $7.8 million, consisting of cash in the amount of $4.1 million and approximately 673,965 shares of Vision Twenty-One common stock. The consideration is subject to certain adjustments and potential exists for additional contingent consideration of up to $3.5 million in the event certain future financial targets are met. The pending acquisitions had combined estimated clinic revenues of $10.2 million in 1997 (inclusive of $4.7 million of American SurgiSite revenues) and will be accretive to Vision Twenty-One earnings on a pro forma basis. Upon the completion of these acquisitions and other previously announced acquisitions, Vision Twenty-One's estimated net revenue run rate on an annualized basis would be approximately $256 million.

"The continued growth and development of LADS remains to be our core focus," commented Theodore Gillette, Chairman, President and CEO of Vision Twenty-One, Inc. "The integration of refractive and ambulatory surgery centers into the LADS is consistent with our business strategy of leveraging our existing market share. Upon completion of all of our pending acquisitions we expect to have a total of 186 eye care professional clinic locations, 16 ambulatory surgery centers and 6 refractive surgery centers under management. We continue to demonstrate our industry leadership by successfully integrating all levels of eye care into local delivery systems," he added.

                                     -more-


Vision Twenty-One, Inc., provides a wide range of management and administrative services to its LADS, which are designed to provide for integrated networks of optometrists, ophthalmologists, refractive surgery centers, ambulatory surgery centers and retail optical centers which offer the full continuum of eye care services in local markets served by the Company. Additionally, Vision Twenty-One holds approximately 100 managed care contracts covering an estimated 5.0 million exclusively contracted patient lives. The Company has approximately 5,800 affiliated eye care professionals that deliver eye care services to these patients in 40 LADS located in 27 states. In addition, the Company has approximately 6,200 eye care professionals available for potential managed care business in future markets.


This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors as set forth from time to time in the Company's previous filings with the SEC including its recently filed Form 10-Q. The Company undertakes no obligation to publicly update or revise the forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.